EXHIBIT 5.1

November 10, 2021

Broadwind, Inc.

3240 S. Central Avenue

Cicero, Illinois 60804

Re:         Registration Statement on Form S-8 for an additional 600,000 shares of Broadwind, Inc.’s common stock, par value $0.001 per share, for issuance under the Broadwind, Inc. Employees’ 401(k) Plan

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Broadwind, Inc., a Delaware corporation (the “Company”), on November 10, 2021, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to an additional 600,000 shares (the “Additional Shares”) of common stock, par value $0.001 per share, pursuant to the Broadwind, Inc. Employees’ 401(k) Plan (the “Plan”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Certificate of Incorporation, as amended, its Third Amended and Restated Bylaws and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Additional Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based solely on the foregoing, we are of the opinion that the Additional Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement as Exhibit 5.1.

Very truly yours,